Exhibit 99.1

Media Release

SANMINA AND RELIANCE create MANUFACTURING Joint venture In India

Supports “Make in India” initiative for State-of-the-Art Electronics Hardware

Caters to growing demand for high technology infrastructure hardware in India as well as addresses export opportunities

San Jose, CA / Mumbai – March 2, 2022. Sanmina Corporation (Sanmina) (NASDAQ: SANM), a leading integrated manufacturing solutions company and Reliance Strategic Business Ventures Limited (RSBVL), a wholly-owned subsidiary of Reliance Industries Limited (RIL), India’s largest private sector company, today announced that they have entered into an agreement to create a joint venture through an investment in Sanmina’s existing Indian entity (Sanmina SCI India Private Ltd, “SIPL”). This partnership will leverage Sanmina’s 40 years of advanced manufacturing experience and Reliance’s expertise and leadership in the Indian business ecosystem. The day-to-day business will continue to be managed by Sanmina’s existing management team in Chennai, which will be seamless from an employee and customer perspective.

The joint venture will create a world-class electronic manufacturing hub in India, in line with the Hon’ble Prime Minister's “Make in India” vision. The joint venture will prioritize high technology infrastructure hardware, for growth markets, and across industries such as communications networking (5G, cloud infrastructure, hyperscale datacenters), medical and healthcare systems, industrial and cleantech, and defense and aerospace. In addition to supporting Sanmina’s current customer base, the joint venture will create a state-of-the-art ‘Manufacturing Technology Center of Excellence’ that will serve as an incubation center to support the product development and hardware start-up ecosystem in India, as well as promote research and innovation of leading-edge technologies.

RSBVL will hold 50.1% equity stake in the joint venture entity with Sanmina owning the remaining 49.9%. RSBVL will achieve this ownership primarily through an investment of up to Rs 1,670 crore in new shares in Sanmina’s existing Indian entity, while Sanmina will contribute its existing contract manufacturing business. As a result of the investment, the joint venture will be capitalized with over $200 million of cash to fund growth.

Revenues for SIPL were approximately Rs 12.3 billion (or approximately US$165 million) for the fiscal year ended March 31, 2021.  Through this joint venture, Sanmina expects to significantly grow the scale of this business over time and expand its Indian manufacturing footprint to serve the local and global demand for Hi-Tech equipment across industries. All the manufacturing will initially take place at Sanmina’s 100-acre campus in Chennai, with the ability for site expansion to support future growth opportunities as well as to potentially expand to new manufacturing sites in India over time based on business needs.

“We are excited to partner with Reliance to build the premier integrated manufacturing solutions company in India,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina. “This joint venture will service both domestic and export markets and represents a major milestone in the Indian government’s “Make in India” initiative.”

Akash Ambani, Director, Reliance Jio, said, “We are delighted to work with Sanmina to access the significant market opportunity for high-tech manufacturing in India. For both growth and security, it is essential for India to be more self-reliant in electronics manufacturing in Telecom, IT, Data Centers, Cloud, 5G, New Energy and other industries as we chart our path in the new digital economy. Through this partnership we plan to boost innovation and talent in India, meeting both Indian and global demand.”

Completion of the transaction is subject to customary closing conditions, including regulatory approvals. The transaction is expected to close no later than September 2022.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive markets. Sanmina has facilities strategically located in key regions throughout the world. More information about the company is available at www.sanmina.com.

About Reliance Industries Limited (RIL)

Reliance is India’s largest private sector company, with a consolidated turnover of INR 539,238 crore ($73.8 billion), cash profit of INR 79,828 crore ($10.9 billion), and net profit of INR 53,739 crore ($7.4 billion) for the year ended March 31, 2021. Reliance’s activities span hydrocarbon exploration and production, petroleum refining and marketing, petrochemicals, retail, and digital services. Reliance is the top-most ranked company from India to feature in Fortune’s Global 500 list of “World’s Largest Companies”. The company stands 55th in the Forbes Global 2000 rankings of “World’s Largest Public Companies” for 2021 – top-most among Indian companies. It features among LinkedIn’s ‘The Best Companies to Work For In India’ (2021). More information about the company is available at www.ril.com.

Sanmina Safe Harbor Statement

Certain statements above, including Sanmina’s expectations for growth of the joint venture and the timing of closing of the joint venture transaction, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including the timing of the joint venture obtaining “Trusted Source” designation under the Indian government’s “Make in India” initiative, adverse changes in the key markets that the joint venture will target, risks arising from international operations and the other factors set forth in Sanmina’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”). Sanmina is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this release whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina Contact

Paige Melching

SVP, Investor Communications

408-964-3610

RIL Contact:

Tushar Pania

Reliance Industries Ltd.

+ 91 9820088536

tushar.pania@ril.com